Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

Third Quarter 2006 Financial Results

Net Income Increases 35% and Third Quarter Revenue Up 18%, Year-Over-Year

MCLEAN, Va., October 26, 2006 - MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced financial results for the three-month period ended September 30, 2006 (the third quarter of its 2006 fiscal year).

Third quarter 2006 revenue was $77.7 million compared to $65.8 million for the third quarter of 2005, an 18% increase. This marked the fifteenth consecutive quarter of year-over-year revenue growth. Product support and other services revenue for the third quarter of 2006 was $53.2 million versus $43.2 million for the third quarter of 2005, a 23% increase. Product licenses revenue for the third quarter of 2006 was $24.5 million versus $22.6 million for the third quarter of 2005, an 8% increase. Operating expenses for the third quarter of 2006 were $41.7 million versus $33.7 million for the third quarter of 2005, a 24% increase, and include approximately $264,000 in stock option compensation expense. The increase in third quarter operating expenses reflects an increase in worldwide employee headcount relating to the continued expansion of our worldwide sales and services organization and administrative and IT support functions. Third quarter 2006 income from operations increased by 6% to $24.2 million, or 31% of revenue, versus $22.9 million, or 35% of revenue, for the third quarter of 2005. Net income for the third quarter of 2006 increased by 35% to $17.9 million, or $1.32 per share on a diluted basis compared to $13.3 million, or $0.91 per share on a diluted basis for the third quarter of 2005.

During the third quarter of 2006, MicroStrategy repurchased 215,440 shares of its class A common stock for $19.2 million at an average price per share of $88.89, including broker commissions. As of September 30, 2006, MicroStrategy had 9,375,729 shares of class A common stock and 3,227,573 shares of class B common stock outstanding.

“We are pleased with the continued balance achieved by our business during the third quarter, as we generated solid revenue growth and an operating income margin in excess of 30% while also expanding our global business capacity,” said Arthur S. Locke, III, MicroStrategy’s Vice President, Finance & Chief Financial Officer. “Since the third quarter of 2005, we have increased our worldwide headcount by over 250 employees, adding new leadership to our global team and increasing our capacity to drive new business, maintain strong relationships with our customers, and strengthen our corporate infrastructure.”

New Customers and New Deals with Existing Customers in Q3 2006 included:

21st Century Insurance, Agriliance, Alticor, Bank of Montreal, Boscov’s Department Stores, Cingular Wireless, Department of Housing and Urban Development, The Estee Lauder Companies, Inc., Focus Technology Group, Giorgio Armani Corporation, Groupe TVA, H&R Block, Micro Electronics, Inc., New Plan Excel, Pacific Sunwear, Paradigm Solutions, Inc., Payless ShoeSource Worldwide, Inc., Porsche Cars North America, Inc., Redwood Trust, RGA Reinsurance Company, Shoppers Drug Mart, Transportation Security Administration, UNISYS Corporation, US Borax, Inc., Wilbur-Ellis Company, Wilton Industries, Inc., XM Satellite Radio Inc.

Examples of Customer Deals from Q3 2006:

Boscov’s Department Stores

Boscov’s, a leading full service department store, selected MicroStrategy to anchor a loss prevention and fraud detection BI application. With MicroStrategy, Boscov’s employees can analyze point-of-sale data and look for anomalies, which help to uncover fraudulent activity and, ultimately, increase margins and reduce expenses. Boscov’s chose MicroStrategy for its scalability to support a growing user base and increasing data sizes, as the company plans to expand its BI applications to support other areas of the business. Boscov’s Department Stores operates 50 department stores that anchor malls mainly in Pennsylvania, as well as in Delaware, Maryland, New Jersey, New York, and Virginia.

Porsche Cars North America, Inc.

Porsche Cars North America, Inc. (PCNA), based in Atlanta, GA, and its subsidiary, Porsche Cars Canada, Ltd., are the exclusive importers of Porsche sports cars and Cayenne sport utility vehicles for the United States and Canada, Ltd, and is a wholly owned, indirect subsidiary of Dr. Ing. h.c. F. Porsche AG. PCNA uses MicroStrategy to help report, analyze, and monitor sales and marketing information. PCNA uses this information to be as responsive as possible to its customers, increase dealership productivity, and support the company’s business objectives. PCNA selected the MicroStrategy Business Intelligence Platform for its ease-of-use, advanced analytical capabilities, and scalability.

Redwood Trust

Based in Mill Valley, California, Redwood Trust invests in, credit-enhances, and securitizes residential and commercial real estate loans and securities. As a new MicroStrategy customer, Redwood Trust plans to use MicroStrategy as its enterprise business intelligence standard for reporting and analysis. With MicroStrategy, Redwood Trust personnel will be able to analyze business performance across the enterprise and track its assets with “at-a-glance” dashboards, as well as drill down to examine how each asset impacts the company. MicroStrategy was selected for its data scalability and advanced reporting and analytical capabilities.

MicroStrategy Events:

In September, MicroStrategy held its first Latin American Symposium in Sao Paulo, Brazil. The two-day event featured presentations from MicroStrategy customers sharing their insights on how they developed their business intelligence strategies, deployed multiple projects across their enterprises, and achieved returns on their BI investments. Customer speakers from Brazil and Argentina at the Sao Paulo event included General Motors Brazil, Chevron Brazil, Redecard, Banco Central do Brasil, HSBC/BNL Argentina, Metrovías, and Banco Patagonia.

MicroStrategy hosted its Fall Symposium in Chicago, Illinois, on October 10-11, 2006. The Symposium offered informative technical sessions on BI application performance, networking opportunities, and industry best practice presentations from MicroStrategy customers. Customer speakers at the Chicago event included Hallmark Cards, known throughout the world for its greeting cards; Things Remembered, the nation’s largest personalized gift chain; Rite-Hite Corporation, a worldwide leader in the development, manufacture, and sale of loading dock safety systems and industrial door solutions; and Quixtar, a top retailer in the online health and beauty category.

MicroStrategy also held a Symposium in Rome, Italy, on October 17-18, 2006. The Rome Symposium featured technical sessions on BI application performance and real-world case studies on how companies use MicroStrategy to improve operational efficiencies, increase revenues, and enhance business performance. Customer speakers at the Rome event included Banca Nazionale del Lavoro, Consip, Gruppo PAM, Gucci, Holding dei Giochi, Milan City Council, Poste Italiane, Rai, Trenitalia, and Wyeth.

In November, MicroStrategy will launch a new one-day event, MicroStrategy Technology Day. The inaugural event will be held on November 15, 2006 in Washington D.C. at the Willard InterContinental Washington Hotel. MicroStrategy Technology Day will offer a variety of technical and business sessions, featuring customer BI deployment strategies and solutions. During 2007, MicroStrategy expects to schedule Technology Day events in multiple locations around the globe.

MicroStrategy is now planning its largest event for next year, MicroStrategy World 2007, which will be held on January 22-25, 2007 at the Wynn Las Vegas.

MicroStrategy Customer Recognition:

The MicroStrategy Honors Award is presented to companies that demonstrate best practices and outstanding corporate performance improvements as a result of their MicroStrategy-based BI applications. This award was presented at the MicroStrategy Symposium in Sao Paulo, Brazil and at the MicroStrategy Symposium in Rome. The MicroStrategy Brazil Honors Award winners for 2006 were Assai Atacadista, Banco Itaú Holding Financeira, and Serpro. The MicroStrategy Italy Honors Award winners for 2006 were Ragioneria Generale dello Stato, Trenitalia, and Vodafone Italia.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a global leader in business intelligence (BI) technology. MicroStrategy provides integrated reporting, analysis, and monitoring software that helps leading organizations worldwide make better business decisions every day. Companies choose MicroStrategy for its advanced technical capabilities, sophisticated analytics, and superior data and user scalability. More information about MicroStrategy (NASDAQ: MSTR) is available at www.microstrategy.com.

MicroStrategy, MicroStrategy Report Services, MicroStrategy 8, Pixel Perfect, and MicroStrategy Business Intelligence Platform are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 8 software on a timely basis; the Company’s ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s products in the marketplace; the timing of significant orders; delays in the Company’s ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues
Product licenses	$24,494	$22,608	$70,738	$68,674
Product support and other services	53,171	43,202	150,531	122,559

Total revenues	77,665	65,810	221,269	191,233

Cost of Revenues
Product licenses	826	867	2,122	3,062
Product support and other services	10,883	8,412	29,752	24,007

Total cost of revenues	11,709	9,279	31,874	27,069

Gross profit	65,956	56,531	189,395	164,164

Operating Expenses
Sales and marketing	21,518	16,652	61,800	50,419
Research and development	8,794	7,820	25,776	23,099
General and administrative	11,411	9,179	32,877	26,304
Amortization of intangible assets	18	18	53	54

Total operating expenses	41,741	33,669	120,506	99,876

Income from operations	24,215	22,862	68,889	64,288

Financing and Other Income
Interest income, net	583	475	2,062	2,036
Gain (loss) on investments	14	4	14	(127)
Other (expense) income, net	(210)	248	(877)	1,663

Total financing and other income	387	727	1,199	3,572

Income before income taxes	24,602	23,589	70,088	67,860
Provision for income taxes	6,729	10,336	20,664	21,967

Net income	$17,873	$13,253	$49,424	$45,893

Basic earnings per share	$1.41	$0.96	$3.77	$3.05

Diluted earnings per share	$1.32	$0.91	$3.57	$2.91

Basic weighted average shares outstanding	12,707	13,868	13,097	15,071

Diluted weighted average shares outstanding	13,517	14,537	13,830	15,748

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$47,828	$42,318
Restricted cash and investments	3,833	5,076
Short-term investments	15	53,761
Accounts receivable, net	41,701	43,052
Prepaid expenses and other current assets	7,845	6,209
Deferred tax assets, net	28,511	22,971

Total current assets	129,733	173,387
Property and equipment, net	10,600	12,031
Capitalized software development costs, net	2,077	3,669
Deposits and other assets	2,462	2,293
Deferred tax assets, net	65,180	86,393

Total assets	$210,052	$277,773

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$18,883	$19,550
Accrued compensation and employee benefits	25,474	27,258
Deferred revenue and advance payments	57,139	45,874

Total current liabilities	101,496	92,682

Deferred revenue and advance payments	1,357	1,554
Other long-term liabilities	2,015	2,815

Total liabilities	104,868	97,051

Stockholders' Equity:
Preferred stock undesignated; $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock; $0.001 par value; 330,000 shares authorized; 13,430 shares issued and 9,376 shares outstanding, and 13,270 shares issued and 10,595 shares outstanding at September 30, 2006 and December 31, 2005, respectively	13	13
Class B common stock; $0.001 par value; 165,000 shares authorized; 3,228 and 3,258 shares issued and outstanding, at September 30, 2006 and December 31, 2005, respectively	3	3
Additional paid-in capital	434,681	428,062
Treasury stock, at cost; 4,054 and 2,675 shares at September 30, 2006 and December 31, 2005, respectively	(268,776)	(136,817)
Accumulated other comprehensive income	2,074	2,318
Accumulated deficit	(62,811)	(112,857)

Total stockholders' equity	105,184	180,722

Total liabilities and stockholders' equity	$210,052	$277,773

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended September 30,
	2006	2005
	(unaudited)	(unaudited)
Operating activities:
Net income	$49,424	$45,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,755	6,405
Bad debt provision	696	425
Deferred taxes	17,604	14,539
Stock-based compensation	1,086	—
Excess tax benefits from stock-based payment arrangements	(2,208)	—
Other, net	144	(345)
Changes in operating assets and liabilities:
Accounts receivable	1,876	10,665
Prepaid expenses and other current assets	(1,401)	213
Deposits and other assets	(142)	449
Accounts payable and accrued expenses, compensation and employee benefits	(4,052)	(8,059)
Deferred revenue and advance payments	9,504	3,361
Other long-term liabilities	(482)	(1,088)

Net cash provided by operating activities	77,804	72,458

Investing activities:
Proceeds from maturities of short-term investments	112,666	116,110
Purchases of short-term investments	(58,900)	(87,143)
Purchases of property and equipment, net	(2,671)	(1,284)
Capitalized software development costs	—	(926)
Decrease (increase) in restricted cash and investments	1,308	(3,779)

Net cash provided by investing activities	52,403	22,978

Financing activities:
Proceeds from sale of class A common stock under employee stock purchase plan and exercise of employee stock options	2,919	7,158
Excess tax benefits from stock-based payment arrangements	2,208	—
Purchases of treasury stock	(131,959)	(127,562)

Net cash used in financing activities	(126,832)	(120,404)
Effect of foreign exchange rate changes on cash and cash equivalents	2,135	(3,732)

Net increase (decrease) in cash and cash equivalents	5,510	(28,700)

Cash and cash equivalents, beginning of period	42,318	68,314

Cash and cash equivalents, end of period	$47,828	$39,614